UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 16, 2014

TOP SHELF BRANDS HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-144597	26-3876357
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bank of America Center 700 Louisiana Street, Suite 3950 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:    (832) 390-2787

Team Nation Holdings Corp.
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Effective September 16, 2014 we issued 125,000,000 common shares, to a major shareholder in exchange for one billion outstanding common shares and 60 preferred shares that were cancelled and returned to the status of authorized and unissued shares.  The shares were issued without registration under the Securities Act of 1933 in reliance on the exemption from registration under Section 3(a)9 of the Securities Act as a transaction involving the exchange of securities of the same issuer as well as Section 4(a)2 and Rule 506(b) as an offering and sale without public solicitation.

An unrelated shareholder returned 125,000,000 common shares for cancellation.  The shares were cancelled and returned to the status of authorized and unissued shares.

Item 7.01 Regulation FD Disclosure.

On the 16th day of September, 2014, the presiding judge of the Circuit Court of the Thirteenth Judicial District in and for Hillsborough County, Florida entered an order approving the settlement o f Case No.: 14-CA-000757, styled Victory Partners, LLC v. Team Nation Holdings, Corp. and Alonzo Pierce.

The matter involved a dispute over the ownership of one billion shares of common stock and 60 shares of preferred stock of the corporation.  The court approved the exchange of 125,000,000 newly issued restricted common shares for all the outstanding common and preferred shares that were the subject of the dispute.  Certificates representing all the outstanding common and preferred shares subject to the dispute were returned to the corporation for cancellation and resume the status of authorized and unissued shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOP SHELF BRANDS HOLDINGS CORP.

October 2, 2014	By:	/s/ Alonzo V. Pierce
Name: Alonzo V. Pierce
Title: President and Chief Executive Officer